Registration Statement No. 333-156118
Filed pursuant to Rule 424(b)(3)

Amendment dated February 27, 2009 to
Pricing Supplements No. 32, 33, 35 and 37, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated
December 15, 2008 relating to the AB Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®
—Total ReturnSM
Due October 24, 2022

The following issuances occurred between January 29, 2009 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	57.871%	$2,893,550	February 5, 2009
$5,000,000	59.335%	$2,966,750	February 9, 2009
$4,000,000	59.335%	$2,373,400	February 10, 2009
$5,000,000	57.528%	$2,876,400	February 18, 2009
$4,000,000	53.494%	$2,139,760	February 26, 2009

Linked to the MLCX Grains Index®
—Total ReturnSM
Due February 13, 2023

The following issuances occurred between January 29, 2009 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	55.359%	$276,795	February 24, 2009

Linked to the Rogers International Commodity Index®
—Agriculture Total ReturnSM
Due October 24, 2022

The following issuances occurred between January 29, 2009 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$4,000,000	71.321%	$2,852,840	February 17, 2009
$5,000,000	70.741%	$3,537,050	February 18, 2009
$4,000,000	66.615%	$2,664,600	February 26, 2009

Linked to the Rogers International Commodity Index®
—Energy Total ReturnSM
Due October 24, 2022

The following issuances occurred between January 29, 2009 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$4,000,000	47.173%	$1,886,920	February 3, 2009
$5,000,000	45.414%	$2,270,700	February 5, 2009
$4,000,000	43.554%	$1,742,160	March 2, 2009

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$49,500,000	57.537%	$28,480,925	$1,119.30(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $2,654.10 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36, 37 and 38 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $1,534.80 remains available for future offerings for such pricing supplements described above.